UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A
(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934 (Amendment No. )

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Filed by a Party other than the Registrant ☒

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☐ Preliminary Proxy Statement
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☐ Definitive Proxy Statement
☐ Definitive Additional Materials
☒ Soliciting Material Pursuant to §240.14a-12

Sterling Bancshares, Inc.
(Name of Registrant as Specified In Its Charter)

TAC Capital LLC
(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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On January 3, 2011, the following article appeared in American Banker.  Permission to reprint the article was neither sought nor obtained.

***

            Don Adam is proof that the activist investor is ready to rumble in 2011.

            Adam, a banking veteran who owns 90% of American Momentum Bank in Tampa, Fla., is embroiled in a proxy battle with Sterling Bancshares Inc. in Houston. In November, he launched a bid to elect five directors, including himself, at this year’s annual meeting.

            If successful, it would be the first major activist victory since the financial crisis. For Adam, it is just a way of protecting an investment that his investment firm, TAC Capital LLC, made several years ago. Sterling has been plagued by deteriorating credit and a depressed stock price.

            “I do believe we would have better knowledge as to how to dispose the assets or properly manage them,” he said in an interview last month. “All of my other endeavors are doing well.”

            That includes American Momentum, where Adam injected $50 million into the already well-capitalized bank for the purpose of acquisitions. The bank is interested in failures and traditional deals, mainly in Florida and Texas. “I spend virtually all of my time calling on institutions,” he said.      -Rachel Witkowski

Additional Information

In connection with Sterling’s 2011 Annual Meeting of Shareholders, TAC Capital LLC will file a preliminary proxy statement on Schedule 14A with the Securities and Exchange Commission (the “SEC”). Prior to the 2011 Annual Meeting of Shareholders, TAC Capital LLC will furnish a definitive proxy statement to shareholders of Sterling, together with a WHITE proxy card. SHAREHOLDERS OF STERLING ARE URGED TO READ THE PROXY STATEMENT CAREFULLY WHEN IT BECOMES AVAILABLE BECAUSE IT WILL CONTAIN IMPORTANT INFORMATION. Shareholders will be able to obtain free copies of the preliminary proxy statement, any amendments or supplements to the proxy statement and any other documents filed by TAC Capital LLC with the SEC in connection with the 2011 Annual Meeting of Shareholders at no charge on the SEC’s website at http://www.sec.gov. In addition, shareholders will also be able to obtain free copies of the definitive proxy statement and other relevant documents by calling TAC Capital LLC’s proxy solicitor, Innisfree M&A Incorporated, toll-free, at (888) 750-5834 (banks and brokers may call collect at (212) 750-5833) when they become available.

Participant Information

TAC Capital LLC, Donald A. Adam, Morris E. Foster, Kent R. Hance, Stephen A. Hansel and Larry D. Johnson (collectively, the “Participants”) are deemed to be participants in the solicitation of proxies with respect to TAC Capital LLC’s nominees.

TAC Capital LLC is a Delaware limited liability company whose business is that of making equity, private equity and hedge fund investments.  Mr. Adam is the President and CEO of TAC Capital LLC.  TAC Financial Corporation, a Delaware corporation, is the sole member of TAC Capital LLC, whose sole shareholder is The Adam Corporation/Group, a Texas corporation.  Mr. Adam is the sole shareholder of The Adam Corporation/Group.  The business address for TAC Capital LLC is 1111 Briarcrest Drive, Suite 300, Bryan, Texas 77802.

Mr. Adam is the President and CEO of TAC Capital LLC and Chairman and CEO of Adam Bank Group, Inc., the holding company for American Momentum Bank.   Mr. Adam’s business address is 1111 Briarcrest Drive, Suite 300, Bryan, Texas 77802. Mr. Foster is the chairman of the Board of Regents of the Texas A&M University System and the former President of ExxonMobil Production Company and Vice President of ExxonMobil Corporation.  Mr. Foster’s business address is 80 South Main Street, P.O. Box 97, Salado, Texas 76571.  Mr. Hance is the Chancellor of the Texas Tech University System.  Mr. Hance’s business address is Texas Tech University, Box 42013, Lubbock, Texas 79409.  Mr. Hansel is a managing partner at Eclectic Investment Partners, LP, an investment management firm that he co-founded in 2001, and the former President and CEO of Hibernia Corporation and Hibernia National Bank.  Mr. Hansel’s business address is 1365 Brightwaters Blvd. NE, St. Petersburg, Florida 33704.  Mr. Johnson is the President and CEO of The Johnson Development Corp., a residential and commercial land development company.  Mr. Johnson’s business address is 5005 Riverway, Suite 500, Houston, Texas 77056.  Mr. Adam, Mr. Foster, Mr. Hance, Mr. Hansel and Mr. Johnson are referred to herein as the “TAC Capital Nominees”.

TAC Capital LLC owns, beneficially or of record, 10,182,000 shares of Sterling common stock. By virtue of his relationship with TAC Capital LLC, Mr. Adam may be deemed to beneficially own all of the shares of Sterling common Stock that TAC Capital LLC owns.  Such shares represent approximately 9.99% of the outstanding shares of Sterling common stock, based on 101,952,660 shares of Sterling common stock outstanding as of November 1, 2010 as reported by Sterling in its Quarterly Report on Form 10-Q for the quarterly period ended September 30, 2010 filed with the SEC on November 5, 2010. None of the other Participants (nor any of their associates) own shares of Sterling common stock.

Set forth below are (i) the dates within the past two years on which shares of Sterling common stock were purchased or sold by TAC Capital LLC, and (ii) the number of shares of Sterling common stock purchased or sold on such dates. All of the following transactions were made in the open market on The Nasdaq Global Select Market.  None of the Participants has purchased or sold shares of Sterling common stock during the past two years. No part of the purchase price or market value of such shares of Sterling common stock is represented by funds borrowed or otherwise obtained for the purpose of acquiring or holding such securities.

Name                                    Buy/Sell Trade Date          Quantity

TAC Capital LLC                Buy        11/13/2009           11,578

TAC Capital LLC                Buy        11/30/2009           958,422

TAC Capital LLC                Buy        8/18/2010             21,415

TAC Capital LLC                Buy        8/19/2010             90,054

TAC Capital LLC                Buy        8/20/2010             86,090

TAC Capital LLC                Buy        8/23/2010             329,441

TAC Capital LLC                Buy        8/24/2010             128,100

TAC Capital LLC                Buy        8/25/2010             153,200

TAC Capital LLC                Buy        8/26/2010             376,000

TAC Capital LLC                Buy        8/27/2010             310,053

TAC Capital LLC                Buy        8/27/2010             14,947

TAC Capital LLC                Buy        8/30/2010             272,900

TAC Capital LLC                Buy        8/31/2010             229,800

Each of Messrs. Foster, Hance, Hansel and Johnson has entered into an agreement (each a “Nominee Agreement”) with TAC Capital LLC pursuant to which TAC Capital LLC has agreed to (a) reimburse such nominee for reasonable and documented out-of-pocket expenses incurred in connection with serving as a nominee of TAC Capital LLC, and (b) subject to certain limitations, indemnify such individual in connection with certain costs that may be incurred by him in connection with his nomination for election to the Sterling board of directors at the Sterling 2011 Annual Meeting of Shareholders.

Each Participant has an interest in the election of directors and the adoption of additional proposal(s) at the Sterling Annual Meeting of Shareholders (a) indirectly through the beneficial ownership (if any) of shares of Sterling common stock and (b) pursuant to the Nominee Agreements described above.  TAC Capital LLC expects and understands that each of the TAC Capital Nominees, if elected, would, subject to his fiduciary duties under applicable law, pursue all options reasonably available to Sterling to maximize shareholder value for all shareholders.

Except as set forth above, there is no other arrangement or understanding between any TAC Capital Nominee and any other person pursuant to which such TAC Capital Nominee was or is to be selected as a TAC Capital Nominee or elected as a Sterling director. No TAC Capital Nominee currently holds any position or office with Sterling or any of its subsidiaries or has ever served as a director of Sterling or any of its subsidiaries.

Brazos Lakes, L.P., in which Mr. Johnson beneficially owns a 50% interest, has an outstanding loan with Sterling Bank (the “Bank”) and Mr. Johnson and his spouse have an outstanding mortgage on their home in Hunt, Texas with the Bank. We believe that each of the foregoing loans (i) was made in the ordinary course of business, (ii) was made on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable loans with persons not related to the Bank and (iii) does not involve more than the normal risk of collectability or present other unfavorable features for the Bank.  Several entities in which Mr. Johnson directly or indirectly holds an interest have operating and/or money market accounts with the Bank that they maintain in the ordinary course of their respective businesses.

Except as set forth herein: no Participant directly or indirectly beneficially owns any securities of Sterling or any parent or subsidiary of Sterling; no Participant owns any securities of Sterling which are owned of record but not beneficially; no Participant has purchased or sold any securities of Sterling during the past two years; no part of the purchase price or market value of the securities of Sterling owned by any Participant is represented by funds borrowed or otherwise obtained for the purpose of acquiring or holding such securities; no Participant is, or within the past year was, a party to any contract, arrangement or understanding with any persons with respect to any securities of Sterling, including, but not limited to, joint ventures, loan or option arrangements, puts or calls, guarantees against loss or guarantees of profits, divisions of losses or profits, or the giving or withholding of proxies; no associate of any Participant owns beneficially, directly or indirectly, any securities of Sterling; no Participant or any associate thereof was a party to, or had a direct or indirect material interest with respect to, any transaction, or series of similar transactions, since the beginning of Sterling’s last fiscal year, or is a party to any currently proposed transaction, or series of similar transactions, to which Sterling or any of its subsidiaries was or is a party, in which the amount involved exceeds $120,000; no Participant or any associate thereof has any arrangement or understanding with any person with respect to any future employment by Sterling or its affiliates, or with respect to any future transactions to which Sterling or any of its affiliates will or may be a party; and no person, including the Participants, who is a party to an arrangement or understanding pursuant to which the TAC Capital Nominees are proposed to be elected, has a substantial interest, direct or indirect, by security holdings or otherwise, in any manner to be acted on at the Sterling 2011 Annual Meeting of Shareholders.  For the purposes of the foregoing, the term “associate” has the meaning set forth in Rule 14a-1 promulgated under the Securities Exchange Act of 1934.